Exhibit 99.1
Global Water Announces Exercise and
Closing of Underwriter's Over-Allotment Option

PHOENIX, AZ - January 30, 2020 - Global Water Resources, Inc. (NASDAQ: GWRS), a pure-play water resource management company, today announced that it has issued an additional 130,000 shares of its common stock at a previously disclosed price of $12.50 per share pursuant to the exercise in full of the underwriter’s over-allotment option in connection with the company’s previously announced public offering. The gross proceeds to the company from the exercise of the over-allotment option are approximately $1.6 million before deducting underwriting discounts and commissions and estimated offering expenses payable by the company, resulting in total gross proceeds to the company from the offering of approximately $12.5 million. After giving effect to the full exercise of the over-allotment option, the total number of shares sold by the company in the offering was 1,000,000 shares.

The company anticipates using the net proceeds from the offering to fund acquisitions and for working capital and other general corporate purposes.

Roth Capital Partners acted as sole manager for the offering.

The offering was made pursuant to a registration statement on Form S-3 that was previously filed with and declared effective by the Securities and Exchange Commission (SEC) on August 22, 2017. A final prospectus supplement and accompanying base prospectus relating to and describing the final terms of the offering is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660; (800) 678-9147.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Global Water Resources

Global Water Resources, Inc. is a leading water resource management company that owns and operates 12 utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. The company recycles nearly 1 billion gallons of water annually.

Forward-Looking Statements

Certain of the statements made in this press release are forward-looking, such as those, among others, relating to the company’s expectations regarding the completion, timing and size of the public offering, its expectations with respect to granting the underwriter a 30-day option to purchase additional shares and its anticipated use of net proceeds from the offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. More information about the risks and uncertainties faced by the company is contained in the preliminary prospectus supplement to be filed with the SEC and the documents incorporated by reference therein, which include the company’s Annual Report on Form 10-K for the year ended December 31, 2018. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

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